Plum Creek Timber Company, Inc. 601 Union St, Suite 3100 Seattle, WA 98101 206 467 3600

News Release

For more information contact:
Investors: John Hobbs 1-800-858-5347
Nov. 8, 2013	Media: Kate Tate 1-888-467-3751

Sara Grootwassink Lewis to Join Plum Creek Board of Directors

SEATTLE - Plum Creek Timber Company, Inc. (NYSE: PCL) today announced that Sara Grootwassink Lewis has joined the company’s board of directors.
Lewis is founder and chief executive officer of Lewis Corporate Advisors, a capital markets and board advisory firm.  Prior to that, she served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust.
"Sara's extensive background in REITs, real estate and capital markets makes her a valuable addition to the board," said Rick Holley, chief executive officer.  "Her wealth of experience and financial acumen will bring an important perspective and we are pleased to welcome her to our board."
Lewis earned a bachelor’s of science degree in Finance from the University of Illinois, holds the Chartered Financial Analyst designation and is a Certified Public Accountant.  She serves on the boards of CapitalSource, Inc. and PS Business Parks.

Lewis is the ninth independent member of the Plum Creek board, which is comprised of ten individuals.

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Plum Creek is among the largest and most geographically diverse private landowners in the nation with approximately 6.3 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.